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                                                                   Exhibit 3(i)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                   Under Section 1206 of the Insurance Law and
                   Section 807 of the Business Corporation Law

     The undersigned, being President and Secretary of Allstate Life Insurance Company of New York, hereby certify:

     1. The name of the company is Allstate Life Insurance Company of New York. The company was previously named PM Life Insurance Company. The name under which the company was originally incorporated was Financial Life Insurance Company.

     2. The Certificate of Incorporation of the company was filed by the New York State Insurance Department on January 25, 1967. The Certificate of Incorporation was restated (pursuant to Section 1206 of the Insurance Law and Section 807 of the Business Corporation Law) on May 16, 1978.

     3. The Certificate of the Incorporation, as heretofore amended and now in effect, is hereby restated, as authorized by Section 1206 of the Insurance Law and Section 807 of the Business Corporation Law to combine all amendments into one certificate.

     4. The text of the Certificate of Incorporation, is hereby restated to read in full as follows:

     FIRST: The name of the company is Allstate Life Insurance Company of New York.

     SECOND: The principal office of the company shall be located in the County of Suffolk, State of New York.

     THIRD: The business to be transacted by the company shall be: the kinds of insurance specified in paragraphs 1, 2 and 3 of Section 1113 of the Insurance Law of the State of New York, and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adopted, and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the company is authorized to do.

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     FOURTH: The corporate powers of the company shall be exercised by a
     Board of Directors, by committees thereof, and by such officers, employees and agents as such Board shall empower.

     FIFTH: The number of Directors of the company shall not be less than thirteen nor more than fifteen in number, and shall be determined by or under the By-Laws. As used in this paragraph, "number of Directors" means the total number of Directors that the company would have if there were no vacancies. Directors shall be elected at each annual meeting of shareholders and each Director so elected shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. In the event that the number of Directors duly elected and serving shall be less than thirteen, the company shall not for that reason be dissolved, but the vacancy or vacancies shall be filled as provided in Article SEVENTH hereof. Each Director shall be at least twenty-one years of age. At all times a majority of the Directors shall be citizens and residents of the United States and not less than two of the Directors shall be residents of New York. The Directors need not be shareholders of the company. Not less than one-third of the Directors of the company shall be persons who are not officers or employees of the company or of any entity controlling, controlled by, or under common control with such company and who are not beneficial owners of a controlling interest in the voting stock of such company.

     SIXTH: Annual meetings and special meetings of the shareholders of the company shall be held at such place, within or without the State of New York, as may be fixed by or under the By-Laws, and at such times as may be fixed by or under the By-Laws. Notice of the time and place of such meeting shall be given as prescribed in the By-Laws and as required by law, including notice to the Superintendent of Insurance of the State of New York to the extent required by law. At the annual meeting of shareholders, the shareholders shall elect a Board of Directors and shall transact such other business as may legally come before the meeting.

     SEVENTH: Any vacancies occurring in the Board of Directors may be filled by the Board of Directors or by the shareholders in the manner specified in the By-Laws. Notice of any election of a Director pursuant to the By-Laws to fill a vacancy shall be given to the Superintendent of Insurance of the State of New York in the manner and to the extent required by law. Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders or, for cause, by vote of a majority of the Directors then in office. If the removal of a Director is requested by the Superintendent of Insurance of the State of New York, the Chairman of the Board of Directors shall immediately call a special meeting of the Board of Directors to respond to such request.

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     EIGHTH: The duration of the corporate existence of the company shall be perpetual.

     NINTH: The amount of capital of the company shall be Two Million five Hundred Thousand Dollars ($2,500,000) and shall consist of one hundred thousand (100,000) shares, par value twenty-five dollars ($25.00) per share.

     TENTH: In the manner specified in the By-Laws, the Board of Directors shall elect officers at its annual meeting, and officers may be elected or removed and a vacancy in any office may be filled by the Board of Directors at any meeting.

     ELEVENTH: No shareholder of the company shall have a prior right because of his shareholdings to have first or at any time offered to him any part of any of the presently authorized shares of the company hereafter optioned, issued or sold, or any part of any security of the company presently authorized whether or not issued, and subject to statutory requirements all securities of the company which may hereafter be authorized may at any time be sold, optioned and contracted for sale of subscription and/or sold and disposed of by authorization of the Board of Directors of the company to such person or persons and upon such terms and conditions as may to said Board of Directors seem proper or advisable without first offering said shares or security or any part thereof to existing shareholders.

     TWELFTH: The company may issue both participating policies or contracts and non-participating policies or contracts, upon receiving a special permit from the Superintendent of Insurance of the State of New York so to do and in compliance and pursuant to the provisions of Section 216 of the Insurance Law of the State of New York.

     5. The foregoing Restatement of the Certificate of Incorporation was authorized, pursuant to Section 807 of the Business Corporation law and
Section 1206 of the Insurance Law, by the Board of Directors of the company at a special meeting held on December 2, 2003.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirmed it as true under the penalties of perjury this 2nd day of December, 2003.

                                               /s/ Casey J. Sylla
                                               -------------------------
                                               Casey J. Sylla
                                               President


                                               /s/ Michael J. Velotta
                                               -------------------------
                                               Michael J. Velotta
                                               Secretary